Offer to Purchase for Cash
by
THE ALPINE GROUP, INC.
of
Up to 6,000,000 Shares of its Common Stock
(including the associated Rights issued under
the Rights Agreement)
at a Purchase Price Not Greater Than $3.50 nor Less Than $3.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 3, 2006
UNLESS THE OFFER IS EXTENDED.

The Alpine Group, Inc., a Delaware corporation (the “Company,” “Alpine,” “we” or “us”), is offering to purchase up to 6,000,000 shares of its common stock, par value $0.10 per share (the “common stock”), including the associated share purchase rights (the “rights”) issued under the Rights Agreement between the us and American Stock Transfer & Trust Company as Rights Agent, dated as of February 17, 1999, as amended, at a price not greater than $3.50 nor less than $3.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company and shall include the rights; and unless the rights are redeemed prior to the expiration of the Offer, a tender of the shares will constitute a tender of the rights.

On the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $3.50 nor less than $3.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price within the price range specified above that will allow us to buy 6,000,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or 330,676 shares). See Sections 1 and 15.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to conditions. See Section 7.

The shares are traded on the OTC Bulletin Board (the “OTC”) under the symbol “APNI.OB”. On February 28, 2006, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the OTC was $2.92 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, nor the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. Certain of our directors and executive officers have advised us that they intend to tender up to an aggregate of 1,495,401 of their shares in the Offer. See Section 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

March 1, 2006

IMPORTANT

If you desire to tender all or any portion of your shares, you should either (1) (a) complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to American Stock Transfer & Trust Company, the depositary for the Offer, or the Depositary, or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact the nominee if you desire to tender those shares.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $3.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $3.00 per share.

Questions and requests for assistance may be directed to the Information Agent, at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may also be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Information Agent or the Depositary.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “Alpine,” “we,” “our” or “us.” We refer to the shares of our common stock, including the rights, as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

The Alpine Group, Inc.

What is the Company offering to purchase?

We are offering to purchase up to 6,000,000 shares of our common stock, par value $0.10 per share, including the associated rights. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”

This procedure allows you to select the price (in multiples of $0.125) within a price range specified by us at which you are willing to sell your shares.

The price range for the Offer is $3.00 to $3.50 per share. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.125) that will allow us to buy 6,000,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined under the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $3.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $3.00 per share.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares will the Company purchase in the Offer?

We will purchase up to 6,000,000 shares in the Offer (representing approximately 36.3% of our outstanding common shares and 22.3% of our outstanding shares assuming conversion of all of our outstanding Series A preferred stock). If fewer shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. Each share is coupled with an associated right that we will acquire with the shares of common stock we purchase. No additional consideration will be paid for the rights. If more than 6,000,000 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding common shares (or 330,676 shares). In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares. The Offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions. See Sections 1 and 7.

How will the Company pay for the shares?

Assuming that the maximum of 6,000,000 shares are tendered in the Offer at the maximum purchase price of $3.50 per share, the aggregate purchase price will be $21,000,000. We anticipate that we will pay for the shares tendered in the Offer from our available cash. See Section 9.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire on April 3, 2006, at 12:00 midnight, New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

In January 2006, we completed the previously announced sale of the building wire manufacturing business of our wholly owned subsidiary, Essex Electric Inc. (“Essex”), which constituted the sale of substantially all of Essex’s assets under Delaware law and, while we have other significant assets, the sale of Essex’s assets also constituted the sale of substantially all of our assets under Delaware law. Following the closing and collection of accounts receivable by Essex and after payment of its bank debt and liabilities, we estimate that Essex will realize approximately $85 million in cash on the sale on a pre-tax basis, augmenting our other cash and securities of approximately $20 million. On January 25, 2006, we purchased the minority interest in Essex previously owned by Superior Essex Inc. for $8.5 million, as a result of which Essex became our wholly owned subsidiary. As of February 28, 2006, we had cash and cash equivalents of approximately $80 million. In addition, we continue to have a 46% interest in Superior Cables Ltd., the largest Israeli-based producer of wire and cable products (“SCL”), as well as our 100% interest in Essex’s remaining business activities, including plastic resin compounding and copper scrap reclamation.

On February 22, 2006, our wholly owned subsidiaries, Alpine Holdco Inc. (“Alpine Holdco”) and Superior Cables (1997) Holdings Ltd. (“SCH”), entered into an agreement with Shrem Fudim Kelner Technologies Ltd. (“SFKT”), and SCL, pursuant to which, among other transactions contemplated by the agreement, Alpine Holdco and SFKT have agreed to invest $10 million and $5 million, respectively, in SCL, and SCH has agreed to sell certain ordinary shares of SCL to unaffiliated third parties. After giving effect to the transactions contemplated by the agreement, we will own approximately 51% of SCL (through the holdings of Alpine Holdco and SCH) and SFKT will own approximately 31% of SCL. Completion of the transactions contemplated by the agreement is subject to certain customary conditions and to approval by the stockholders of SCL, in accordance with Israeli law, by certain Israeli governmental authorities and by the Tel Aviv Stock Exchange, not later than June 30, 2006.

Although specific investment or acquisition opportunities have not been determined, other than the contemplated investment in SCL described above, we anticipate that we will explore and consider using our available liquid assets for investment or business acquisition opportunities. Other than as described above, we have not yet determined any specific investment or acquisition candidates or the amount or source of any indebtedness that might be incurred to finance any future investment or acquisition. While evaluation of investment and/or acquisition opportunities is ongoing, our Board has considered various uses of our current capital and methods to provide value to our stockholders.

We believe that the modified “Dutch Auction” tender offer is a prudent use of our financial resources given our current liquidity and our prospective capital requirements. We believe that the Offer provides a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our stockholders. We do not believe that our consummation of the Offer will impair our ability to pursue our business strategy. See Section 10.

The foregoing three paragraphs contain forward-looking statements subject to known and unknown risks. See “Cautionary Note on Forward-Looking Statements.”

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	No material changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No decrease in excess of 10% in the price of our common stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index shall have occurred during the Offer.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

•	No one (including certain groups) shall have acquired or proposed to acquire more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•	Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our common stock to be eligible for deregistration under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

What are the “associated rights”?

Each time we issue a share of common stock, we issue to the holder of the share one stock purchase right pursuant to the Rights Agreement dated as of February 17, 1999 between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended, which is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO. These associated share purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock, and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company and shall include the rights. Unless the rights are redeemed prior to the expiration of the Offer, a tender of the shares will constitute a tender of the rights.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons or (2) not continue to be eligible for registration under the Exchange Act. See Section 7. See also Section 12.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York City time, on April 3, 2006 or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•	If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility, you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•	If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of Series A preferred stock participate in the Offer?

If you hold shares of Series A preferred stock, you may convert such shares in accordance with the terms thereof, and tender the shares of common stock received upon such conversion in accordance with the Offer. Conversion of Series A preferred stock cannot be revoked even if the shares so received and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

How do holders of vested stock options participate in the Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

Can holders of restricted stock participate in the Offer?

If you hold restricted stock that has not yet vested, you may not tender your restricted stock. However, if you hold vested stock that had previously been restricted, you may participate in the Offer on the same terms and conditions as any holder of our common stock.

Can participants in our Deferred Stock Account Plan participate in the Offer?

No, participants in our Deferred Stock Account Plan can not participate in the Offer inasmuch as the shares deferred in the plan are held in irrevocable grantor trusts and the participants have no rights to vote or transfer such shares.

What happens if more than 6,000,000 shares are tendered at or below the purchase price?

If more than 6,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares:

•	first, from all stockholders who properly tender shares at or below the purchase price we determine, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•	second, only if necessary to permit us to purchase 6,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on April 3, 2006 unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on April 26, 2006. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Four of our directors have advised us that they intend to tender shares.

•	Kenneth G. Byers, Jr. has indicated an intent to tender up to 193,821 shares.

•	John C. Jansing, has indicated an intent to tender up to 100,000 shares.

•	James R. Kanely has indicated an intent to tender up to 133,773 shares.

•	Bragi F. Schut has indicated an intent to tender up to 200,000 shares.

Several of our executive offers have also advised of their intention to tender shares.

•	Steven S. Elbaum, our Chairman and CEO, has indicated an intent to tender up to 600,000 shares.

•	Harold. M. Karp, the President of our subsidiary, Essex Electric, has indicated an intent to tender up to 81,045 shares.

•	David A. Owen, our Chief Financial Officer, has indicated an intent to tender up to 36,666 shares.

•	K. Mitchell Posner, our Executive Vice President, has indicated an intent to tender up to 133,332 shares.

•	Dana P. Sidur, our Vice President and Corporate Treasurer has indicated an intent to tender up to 16,764 shares.

All other directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On February 28, 2006, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the OTC was $2.92 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to five business days after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 14. If you are a non-U.S. Holder (as defined in Section 3), you may be subject to withholding at a rate of 30% on payments received pursuant to the Offer. You may also be subject to tax in your jurisdiction on the disposal of shares. See Section 3 and Section 14. Please consult your personal tax advisor to determine how this will apply to you.

Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service, or IRS, form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals). See Section 3. We recommend that you consult with your tax advisor with respect to your particular situation.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See Section 11.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

What is the accounting treatment of the Offer?

The accounting for the repurchase of the shares under the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the repurchased shares and a reduction in cash.

Whom can I talk to if I have questions?

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, at (800) 322-2885. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents referred to in Section 10 of this Offer to Purchase (“Information About the Alpine Group, Inc.”) as forming a part of this Offer to Purchase, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: uncertainties related to our ability to implement our business strategy; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in Alpine’s filings with the U.S. Securities and Exchange Commission, or SEC. All forward-looking statements are effective only as of the date they are made. Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document referred to in this Offer to Purchase, or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents referenced.

In addition, please refer to our Current Reports on Form 8-K dated February 23, 2006, February 2, 2006 and January 26, 2006 and our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2005, June 30, 2005 and March 31, 2005, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in each case as filed with the SEC, each of which shall be deemed to form a part of this Offer to Purchase, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See Section 10. Any statement contained in this Offer to Purchase or in a document referred to in this Offer to Purchase shall be deemed to be modified or superseded to the extent such modification or superseded information is included in any document subsequently filed with the SEC. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document referred to in this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, par value $0.10 per share (the “common stock”), including the associated rights, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 6,000,000 shares at a price not greater than $3.50 nor less than $3.00 per share, net to the seller in cash, less applicable withholding taxes and without interest. We will not pay any additional consideration for the rights.

The Offer will expire at 12:00 midnight, New York City time, on April 3, 2006 unless extended (such date and time, as they may be extended, the “Expiration Time”).

After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price within the price range specified above that will allow us to buy 6,000,000 shares. If fewer shares are properly tendered, we will select the price (in multiples of $0.125) that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding common shares (or 330,676 shares). See Sections 1 and 15.

Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Co., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Depositary or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Certain of our directors and executive officers have advised us that they intend to tender an aggregate of up to 1,495,401 shares in the Offer. The Offer will increase the proportional holdings of our non-tendering directors and executive officers. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 14 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares under the Offer.

As of February 22, 2006, there were 16,533,787 shares of our common stock issued and outstanding, not including 10,870,927 of our issued shares held in treasury, and there were 13,939 shares of our Series A preferred stock issued and outstanding, which are convertible into an aggregate of 10,356,796 shares of our common stock. The 6,000,000 shares that we are offering to purchase hereunder represent approximately 36.3% of the total number of issued and outstanding shares of our common stock and 22.3% of our outstanding common shares assuming conversion of all of the outstanding Series A preferred stock. The shares are listed and traded on the OTC under the symbol “APNI.OB”. On February 28, 2006, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the was $2.92 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1.	Terms of the Offer

General.    Upon the terms and subject to the conditions of the Offer, we will purchase up to 6,000,000 shares of our common stock, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $3.50 nor less than $3.00 per share, net to the seller in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 12:00 midnight, New York City time, on April 3, 2006, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission and subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding common shares (or 330,676 shares). See Section 15.

In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase the price to be paid for shares above $3.50 per share or decrease the price to be paid for shares below $3.00 per share;

•	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding common shares (or 330,676 shares); or

•	decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to approximately 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $3.50 nor less than $3.00 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering stockholder receiving the minimum price of $3.00 per share. See Section 8 for recent market prices for the shares.

Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and will determine the purchase price that we will pay for shares properly tendered and not properly withdrawn in the Offer. Once the purchase price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through PR Newswire or another comparable service and a filing on Form 8-K of such information.

We will then select the lowest purchase price (in multiples of $0.125) within the price range specified above that will allow us to buy 6,000,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Offer expires.

Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal. Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time is less than or equal to 6,000,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if more than 6,000,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

First, subject to the conditional tender provisions described in Section 6, we will purchase all shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

Second, if necessary to permit us to purchase 6,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer.    In January 2006, we completed the previously announced sale of the building wire manufacturing business of our wholly owned subsidiary, Essex Electric Inc., which constituted the sale of substantially all of Essex’s assets under Delaware law and, while we have other significant assets, the sale of Essex’s assets also constituted the sale of substantially all of our assets under Delaware law. Following the closing and collection of accounts receivable by Essex and after payment of its bank debt and liabilities, we estimate that Essex will realize approximately $85 million in cash on the sale on a pre-tax basis, augmenting our other cash and securities of approximately $20 million. On January 25, 2006, we purchased the minority interest in Essex previously owned by Superior Essex Inc. for $8.5 million, as a result of which Essex became our wholly owned subsidiary. As of February 28, 2006, we had cash and cash equivalents of approximately $80 million. In addition, we continue to have a 46% interest in Superior Cables Ltd., the largest Israeli-based producer of wire and cable products, as well as our 100% interest in Essex’s remaining business activities, including plastic resin compounding and copper scrap reclamation.

On February 22, 2006, our wholly owned subsidiaries, Alpine Holdco Inc. and Superior Cables (1997) Holdings Ltd., entered into an agreement with Shrem Fudim Kelner Technologies Ltd., and SCL, pursuant to which, among other transactions contemplated by the agreement, Alpine Holdco and SFKT have agreed to invest $10 million and $5 million, respectively, in SCL, and SCH has agreed to sell certain ordinary shares of SCL to unaffiliated third parties. After giving effect to the transactions contemplated by the agreement, we will own approximately 51% of SCL (through the holdings of Alpine Holdco and SCH) and SFKT will own approximately 31% of SCL. Completion of the transactions contemplated by the agreement is subject to certain customary conditions and to approval by the stockholders of SCL, in accordance with Israeli law, by certain Israeli governmental authorities and by the Tel Aviv Stock Exchange, not later than June 30, 2006.

Although specific investment or acquisition opportunities have not been determined, other than the contemplated investment in SCL described above, we anticipate that we will explore and consider using our available liquid assets for investment or business acquisition opportunities. Other than as described above, we have not yet determined any specific investment or acquisition candidates or the amount or source of any indebtedness that might be incurred to finance any future investment or acquisition. While evaluation of investment and/or acquisition opportunities is ongoing, our Board has considered various uses of our current capital and methods to provide value to our stockholders.

We believe that the modified “Dutch Auction” tender offer is a prudent use of our financial resources given our current liquidity and our prospective capital requirements. We believe that the Offer provides a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our stockholders. We do not believe that our consummation of the Offer will impair our ability to pursue our business strategy. See Section 10.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales.

Neither we nor any member of our Board of Directors nor the Depositary or the Information Agent is making any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which stockholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the purchase price or purchase prices at which to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain of our directors and executive officers have advised us that they intend to tender an aggregate of up to 1,495,401 shares in the Offer.

Certain Effects of the Offer.    Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held in treasury and will be available for us to issue without further stockholder action (except as required by applicable law) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

Because some of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer, these non-tendering directors and executive officers will increase their proportional stake in us as a result of the Offer. However, after termination of the Offer, our directors and executive officers may, in accordance with applicable law, sell their shares in open market transactions, at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

Other Plans.

Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference or referred to herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the Board (except that we may fill vacancies arising on the Board in the future) or to change any material term of the employment contract of any executive officer (except that the compensation committee of our Board evaluates our compensation practices generally);

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on the OTC;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic investments, acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.	Procedures for Tendering Shares

Valid Tender.    For a stockholder to make a valid tender of shares under the Offer:

(i)the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time, a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery; or

(ii)the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $3.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $3.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer.” For purposes of determining the purchase price, those shares that are tendered by stockholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $3.00 per share. You should understand that this election may lower the purchase price and could result in the tendered shares being purchased at the minimum price of $3.00 per share. See Section 8 for recent market prices for the shares.

If tendering stockholders wish to indicate a specific price (in multiples of $0.125) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.

A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, stockholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 6 and 8 to the Letter of Transmittal.

Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case, of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case, without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration

Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

United States Federal Income Tax Withholding.    Under the United States backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a non-U.S. Holder (see definition below) to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Gross proceeds payable pursuant to the Offer to a non-U.S. Holder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a non-U.S. Holder is any stockholder that is not for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (x) a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to an income tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure. A non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a United States federal income tax return and generally will be subject to United States federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a shareholder’s status as a non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted.

Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (800) 937-5449. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on April 26, 2006, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares under the Offer as a result of a failure of a condition set forth in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) subject to certain limitations and legal requirements, accept for payment up to an additional 2% of our outstanding common shares (or 330,676 shares), properly tendered at prices at or below the purchase price, and not properly withdrawn before the Expiration Time. In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders will be returned to the tendering stockholder or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 and Section 14 regarding United States federal income tax consequences for non-U.S. Holders.

6.	Conditional Tender of Shares

In the event of an over-subscription of the Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 6,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 6,000,000 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 6,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act

(which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•	there has occurred any change that we deem material in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•	a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•	any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•	seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our stockholders otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole;

•	a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

•	any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 1, 2006);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 1, 2006 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares

The shares are traded on the OTC under the symbol APNI.OB. The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share, based on published financial sources.

	High	Low
Year Ending December 31, 2006:
First Quarter through February 28, 2006	$2.92	$2.42

Year Ended December 31, 2005:
First Quarter ended March 31, 2005	$2.60	$1.78
Second Quarter ended June 20, 2005	$1.98	$1.45
Third Quarter ended September 30, 2005	$2.91	$1.45
Fourth Quarter ended December 31, 2005	$2.69	$1.95

Year Ended December 31, 2004:
First Quarter ended March 31, 2004	$1.85	$0.90
Second Quarter ended June 20, 2004	$3.59	$1.80
Third Quarter ended September 30, 2004	$3.15	$2.65
Fourth Quarter ended December 31, 2004	$2.76	$2.00

On February 28, 2006, the last full trading day before we announced our intention to make the Offer, the last reported sales price of the shares was $2.92 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

9.	Source and Amount of Funds

Assuming that 6,000,000 shares are purchased in the Offer at the maximum purchase price of $3.50 per share, the aggregate purchase price will be approximately $21,000,000. We will pay for the shares from cash on hand.

10.	Information About The Alpine Group, Inc.

General.    We are a holding company which over the past several years has owned controlling equity interests in industrial businesses which have been operated as subsidiaries. Alpine currently owns 100% of Essex Electric Inc., which is engaged in plastic resin compounding and copper scrap reclamation, and 46% of Superior Cables Ltd., the largest Israeli based producer of wire and cable products.

Alpine was incorporated in New Jersey on May 7, 1957 and reincorporated in Delaware on February 3, 1987.

Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

The rules of the SEC allow us to disclose important information to you by referring you to other documents filed separately with the SEC. We refer you to the following documents previously filed by us with the SEC, which contain important information about us.

SEC Filing	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2004 filed March 31, 2005 and amended May 2, 2005

Quarterly Reports on Form 10-Q	Fiscal quarters ended September 30, 2005, June 30, 2005, and March 31, 2005, filed November 14, 2005 and amended December 7, 2005, August 11, 2005 and May 13, 2005, respectively

Current Reports on Form 8-K	Filed February 23, 2006, February 2, 2006 and January 26, 2006

Definitive Proxy Statement	Filed December 22, 2005

Any statement contained in this Offer to Purchase or in a document referred to above shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents referenced above from us or from the SEC’s web site at the address described above. The referenced documents are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: The Alpine Group, Inc., Attention: Dana P. Sidur, One Meadowlands Plaza, East Rutherford, New Jersey 07073. Please be sure to include your complete name and address in your request. If you request any referenced documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of February 22, 2006, there were 16,533,787 shares of our common stock issued and outstanding, not including 10,870,927 of our issued shares held in treasury. As of February 22, 2006, there were 13,939 shares of Series A preferred stock outstanding, convertible into an aggregate of 10,356,796 common shares. The 6,000,000 shares that we are offering to purchase hereunder represent approximately 36.3% of the total number of issued and outstanding shares of our common stock and 22.3% of our outstanding common shares assuming conversion of all outstanding Series A preferred stock.

The following table contains information as of February 22, 2006 regarding the number of shares of Alpine common stock and Series A preferred stock beneficially owned by (i) each person known to Alpine to have beneficial ownership of more than 5% of Alpine common stock or Series A preferred stock, (ii) each director of Alpine, (iii) each executive officer of Alpine and (iv) all directors and executive officers as a group. The information contained herein is based on information provided by such beneficial holders to Alpine or contained in documents publicly filed with the SEC.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned Assuming Conversion of Series A Preferred Stock		Fully Diluted* Percent of Class	Shares Expected to be Tendered	Shares Expected to be Retained Assuming Conversion of Series A Preferred Stock	Fully Diluted* Percent of Class After the Offer Assuming We Purchase 6,000,000 Shares
Steven S. Elbaum	6,369,128	(1)	23.7%	600,000	5,769,128	27.6%
K. Mitchell Posner	1,291,084	(2)	4.8%	133,332	1,157,752	5.5%
Kenneth G. Byers, Jr.	1,070,342	(3)	4.0%	193,821	876,521	4.2%
Merriman Curhan Ford & Co. 600 California 9th Floor, San Francisco, CA 94108	832,000	(4)	3.1%	—	832,000	4.0%
Bragi F. Schut	854,948	(5)	3.2%	200,000	654,948	3.1%
John C. Jansing	853,352	(6)	3.2%	100,000	753,352	3.6%
A. Alex Porter and Paul Orlin Porter Orlin LLC 666 Fifth Avenue, New York, NY 10103	717,400	(7)	2.7%	—	717,400	3.4%
James R. Kanely	450,654	(8)	1.7%	133,773	316,881	1.5%
Stewart H. Wahrsager	364,813	(9)	1.4%	—	364,813	1.7%
Randolph Harrison	324,082	(10)	1.2%	—	324,082	1.5%
Harold M. Karp	184,871	(11)	0.7%	81,045	103,826	0.5%
Dana P. Sidur	134,219	(12)	0.5%	16,764	117,455	0.6%
David A. Owen	116,106	(13)	0.4%	36,666	79,440	0.4%
All directors and executive officers as a group	12,013,599	(14)	43.6%	1,495,401	10,518,198	48.8%

*	Includes outstanding common stock and assumes conversion of all outstanding Series A preferred stock.

Unless otherwise indicated, the address of each beneficial owner is c/o The Alpine Group, Inc., One Meadowlands Plaza, Suite 801, East Rutherford, New Jersey 07073.

(1)	Includes (i) 1,262 shares owned by Mr. Elbaum’s wife as custodian for their son, as to which shares Mr. Elbaum disclaims beneficial ownership, (ii) 5,000 shares owned by Mr. Elbaum as custodian for his daughter, as to which shares Mr. Elbaum disclaims beneficial ownership, (iii) 1,767,571 shares in Mr. Elbaum’s account under Alpine’s Deferred Stock Account Plan, which provides that such shares shall be voted by action of the Board and (iv) 3,288,560 shares representing 4,426 shares of Series A preferred stock on an as-converted basis. Does not include 223,284 shares in the accounts of certain other officers of Alpine under Alpine’s Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares.

(2)	Includes (i) 133,333 shares issuable upon exercise of certain stock options, (ii) 113,284 shares in Mr. Posner’s account under Alpine’s Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares and (iii) 977,801 shares representing 1,316 shares of Series A preferred stock on an as-converted basis.

(3)	Includes (i) 39,409 shares owned by Byers Engineering Company, of which Mr. Byers is the president and sole stockholder, (ii) 172,635 shares issuable upon exercise of certain stock options and (iii) 371,505 shares representing 500 shares of Series A preferred stock on an as-converted basis.

(4)	Based on a Schedule 13D filed with the SEC on December 9, 2005. Merriman Curhan Ford & Co. is a California corporation and Broker Dealer and has sole power to vote and dispose of such shares.

(5)	Includes (i) 12,350 shares owned by Mr. Schut’s wife, as to which shares Mr. Schut disclaims beneficial ownership, (ii) 35,907 shares of restricted stock and (iii) 239,249 shares representing 322 shares of Series A preferred stock on an as-converted basis.

(6)	Includes 107,531 shares of restricted stock and 460,666 shares representing 620 shares of Series A preferred stock on an as-converted basis.

(7)	Based on a Schedule 13D filed with the SEC on November 15, 2001. Messrs. Porter and Orlin, as general partners or principals of certain entities, have sole power to vote, direct the vote, dispose and direct the disposition of such shares.

(8)	Includes (i) 64,901 shares issuable upon exercise of certain stock options, (ii) 138 shares owned by Mr. Kanely’s wife, as to which shares Mr. Kanely disclaims beneficial ownership and (iii) 297,204 shares representing 400 shares of Series A preferred stock on an as-converted basis.

(9)	Includes (i) 76,500 shares issuable upon exercise of certain stock options, (ii) 40,000 shares in Mr. Wahrsager’s account under Alpine’s Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares and (iii) 196,897 shares representing 265 shares of Series A preferred stock on an as-converted basis.

(10)	Includes 58,050 shares issuable upon exercise of certain stock options and 196,897 shares representing 265 shares of Series A preferred stock on an as-converted basis.

(11)	Includes (i) 83,334 shares issuable upon exercise of certain stock options, (ii) 20,000 shares in Mr. Karp’s account under Alpine’s Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares and (iii) 39,379 shares representing 53 shares of Series A preferred stock on an as-converted basis.

(12)	Includes (i) 50,000 shares issuable upon exercise of certain stock options, (ii) 30,000 shares in Ms. Sidur’s account under Alpine’s Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares and (iii) 29,720 shares representing 40 shares of Series A preferred stock on an as-converted basis. .

(13)	Includes (i) 18,333 shares issuable upon exercise of certain stock options, (ii) 20,000 shares in Mr. Owen’s account under Alpine’s Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares and (iii) 59,440 shares representing 80 shares of Series A preferred stock on an as-converted basis.

(14)	Includes (i) 657,086 shares issuable upon exercise of certain stock options, (ii) 1,767,571 shares in Mr. Elbaum’s account under Alpine’s Deferred Stock Account Plan, which provides that such shares shall be voted by action of the Board, (iii) 18,750 shares as to which the officers and directors disclaim beneficial ownership and (iv) 6,157,318 shares representing 8,287 shares of Series A preferred stock on an as-converted basis.

As of February 22, 2006, our directors and executive officers as a group beneficially owned an aggregate of 5,856,281 shares and 8,287 Series A preferred shares (approximately 43.6% of the outstanding common shares assuming conversion of all outstanding Series A preferred stock). If we purchase 6,000,000 common shares pursuant to the Offer, and the directors and executive officers who intend to tender up to an aggregate of 1,495,401 shares tender all of such shares pursuant to the Offer, then after the purchase of shares pursuant to the Offer, our executive officers and directors as a group would beneficially own approximately 48.8% of the outstanding common shares assuming conversion of all outstanding Series A preferred stock.

Executive officers and directors of the Company may participate in the Offer on the same basis as our other stockholders. WE HAVE BEEN ADVISED THAT CERTAIN OF OUR DIRECTORS AND EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE OF 1,495,401 SHARES PURSUANT TO THE OFFER.

Mr. Elbaum, our Chairman and Chief Executive Officer, beneficially owns 3,080,568 shares of common stock and 4,426 Series A preferred shares (which represent 18.6 % of the outstanding common shares as of February 22, 2006 and 23.7% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent to tender up to 600,000 shares. If all such shares are tendered, and assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Elbaum would beneficially own 5,769,128 shares assuming conversion of his outstanding Series A preferred stock (which would represent 27.6% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Mr. Posner, our Executive Vice President, beneficially owns 313,283 shares of common stock and 1,316 Series A preferred shares (which represent 1.9% of the outstanding common shares as of February 22, 2006 and 4.8% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent to tender up to 133,332 shares. If all such shares are tendered, and assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Posner would beneficially own 1,157,752 shares assuming conversion of his outstanding Series A preferred stock (which would represent 5.5% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Mr. Byers, our Non-Employee Director, beneficially owns 698,837 shares of common stock and 500 Series A preferred shares (which represent 4.2% of the outstanding common shares as of February 22, 2006 and 4.0% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent to tender up to 193,821 shares. If all such shares are tendered, and assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Byers would beneficially own 876,521 shares assuming conversion of his outstanding Series A preferred stock (which would represent 4.2% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Mr. Schut, our Non-Employee Director, beneficially owns 615,699 shares of common stock and 322 Series A preferred shares (which represent 3.7% of the outstanding common shares as of February 22, 2006 and 3.2% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent to tender up to 200,000 shares. If all such shares are tendered, and assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Schut would beneficially own 654,948 shares assuming conversion of his outstanding Series A preferred stock (which would represent 3.1% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Mr. Jansing, our Non-Employee Director, beneficially owns 392,686 shares of common stock and 620 Series A preferred shares (which represent 2.4% of the outstanding common shares as of February 22, 2006 and 3.2% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent tender up to 100,000 of his shares. If all such shares are tendered, and 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Jansing would beneficially own 753,352 shares assuming conversion of his outstanding Series A preferred stock (which would represent 3.6% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Mr. Kanely, our Non-Employee Director, beneficially owns 153,450 shares of common stock and 400 Series A preferred shares (which represent 0.9% of the outstanding common shares as of February 22, 2006 and 1.7% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent to tender up to 133,773 shares. If all such shares are tendered, and assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Kanely would beneficially own 316,881 shares assuming conversion of his outstanding Series A preferred stock (which would represent 1.5% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Mr. Wahrsager, our Senior Vice President, General Counsel and Corporate Secretary, beneficially owns 167,916 shares of common stock and 265 Series A preferred shares (which represent 1.0% of the outstanding common shares as of February 22, 2006 and 1.4% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent not to tender any of his shares. Assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Wahrsager would beneficially own 364,813 shares assuming conversion of his outstanding Series A preferred stock (which would represent 1.7% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Mr. Harrison, our Non-Employee Director, beneficially owns 127,185 shares of common stock and 265 Series A preferred shares (which represent 0.8% of the outstanding common shares as of February 22, 2006 and 1.2% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent not to tender any of his shares. Assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Harrison would beneficially own 324,082 shares assuming conversion of his outstanding Series A preferred stock (which would represent 1.5% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Mr. Karp, our President of Essex Electric Inc., beneficially owns 145,492 shares of common stock and 53 Series A preferred shares (which represent 0.9% of the outstanding common shares as of February 22, 2006 and 0.7% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent to tender up to 81,045 shares. If all such shares are tendered, and assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Karp would beneficially own 103,826 shares assuming conversion of his outstanding Series A preferred stock (which would represent 0.5% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Ms. Sidur, our Vice President and Corporate Treasurer, beneficially owns 104,499 shares of common stock and 40 Series A preferred shares (which represent 0.6% of the outstanding common shares as of February 22, 2006 and 0.5% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent to tender up to 16,764 shares. If all such shares are tendered, and assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Ms. Sidur would beneficially own 117,455 shares assuming conversion of her outstanding Series A preferred stock (which would represent 0.6% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

Mr. Owen, our Chief Financial Officer, beneficially owns 56,666 shares of common stock and 80 Series A preferred shares (which represent 0.3% of the outstanding common shares as of February 22, 2006 and 0.4% assuming conversion of all outstanding Series A preferred stock) and has indicated an intent to tender up to 36,666 shares. If all such shares are tendered, and assuming 6,000,000 shares are purchased pursuant to the Offer (without consideration of proration), Mr. Owen would beneficially own 79,440 shares assuming conversion of his outstanding Series A preferred stock (which would represent 0.4% of outstanding shares assuming conversion of all outstanding Series A preferred stock).

The number of shares that our directors and executive officers have indicated an intention to tender is based on their present intention, and each has reserved the right to tender all or any portion of the shares beneficially owned by him or her. Other than such directors and officers, we have been advised that no other executive officers or directors presently intends to tender shares.

Equity Plans

Employee Stock Purchase Plan.    The Company sponsored the Employee Stock Purchase Plan (“ESPP”) which allowed eligible employees the right to purchase common stock of the Company on a quarterly basis at the lower of 85% of the common stock’s fair market value on the last day of the preceding calendar quarter or on the last day of the current calendar quarter. There were 500,000 shares of common stock reserved under the ESPP, of which 153,053 shares, were purchased by employees during the year ended December 31, 2002. On July 16, 2002, eligible employees were notified that purchases under the ESPP were suspended indefinitely.

Long Term Equity Incentive Plans.    Alpine has two long-term equity incentive plans: the 1987 Long-Term Equity Incentive Plan (the “1987 Plan”) and the 1997 Stock Option Plan (the “1997 Plan”). No further options may be granted under the 1987 Plan. The 1997 Plan has 1,500,000 shares of common stock reserved for issuance. There were 36,767 shares of common stock available under the 1997 Plan at December 31, 2004. Participation in the 1997 Plan is generally limited to key employees and consultants of Alpine and its subsidiaries. The 1997 Plan provides for the granting of incentive and non-qualified stock options and stock appreciation rights. The options granted under the 1997 Plan vest in equal annual installments over the three year period commencing on the first anniversary date of the grant or, if earlier, upon the occurrence of a change in control of the Company and options cannot be exercised after ten years from the date of grant. Any shares issued upon exercise of these options may be either authorized and unissued common stock or common stock held in or acquired for the treasury of the Company.

Stock Compensation Plan for Non-Employee Directors.    The Company adopted the Stock Compensation Plan for Non-Employee Directors (the “Stock Plan”) in January 1999. Under the Stock Plan, each non-employee director of the Company automatically receives 50% of the annual retainer in either restricted common stock or non-qualified stock options, as elected by the director. In addition, each non-employee director may also elect to receive all or a portion of the remaining amount of the annual retainer and any meeting fees in the form of restricted stock or stock options in lieu of cash payment. Each stock option granted under the Stock Plan expires on the tenth anniversary of the date of the grant. Awards of restricted stock and stock options under the stock plan vest upon the earliest of the following to occur: (i) the third anniversary of the date of the grant; (ii) a non-employee director’s death; and (iii) a change of control of the Company. Any shares issued pursuant to the Stock Plan will be issued from the Company’s treasury stock.

Restricted Stock Plan.    Alpine also sponsors a 1984 Restricted Stock Plan under which a maximum of 600,000 shares of Alpine common stock have been reserved for issuance. Shares of restricted Common Stock vest in equal installments over a three-year period commencing with the first anniversary of grant.

Deferred Stock Account Plan.    Alpine sponsors The Alpine Group, Inc. Deferred Stock Account Plan, an unfunded deferred stock compensation plan whereby certain key management employees are permitted to (i) defer the receipt of all, or a portion of, their non-cash salary or bonus and shares issued upon stock option exercises, as defined by the plan, and (ii) reinvest deemed cash dividends allocable to Common Stock credited to a participant’s account under the plan into additional deferred Common Stock. The plan also provides for matching contributions by the Company in various percentages applied to shares of Common Stock deferred therein. The compensation expense associated with the matching contribution is amortized over the vesting period of the deferral. Shares deferred into the deferred stock plan are held in irrevocable grantor trusts. These shares and the corresponding liability are classified as components of treasury stock and additional paid-in capital, respectively, in the consolidated balance sheets.

Preferred Stock Rights Agreement

Under the Company’s Stockholder Rights Plan (“the Plan”), a preferred share purchase right (or a “right”) is attached to each share of common stock pursuant to which the holder will, in certain takeover-related circumstances, become entitled to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $75.00, subject to adjustment, with each share having substantially the rights and preferences of 100 shares of common stock. The rights will separate from the common shares after a person or entity or group of affiliated or associated persons (other than certain grandfathered persons) acquire beneficial ownership of 15% (or in the case of Steven S. Elbaum, 40%) or more of the outstanding common shares or commence a tender offer that would result in a person or group acquiring, beneficial ownership of 15% or more of the outstanding common shares. Grants of stock options and restricted stock by the Board of Directors of the Company (and its committees) to its officers will not by itself cause an officer to become an acquiring person. Also, in certain takeover-related circumstances, each right (other than those held by an acquiring person) will be exercisable for shares of common stock of the Company or stock of the acquiring person having a market value of twice the exercise price. Once certain triggering events have occurred to cause the rights to become exercisable, each right may be exchanged by the Company for one share of common stock.

The rights are redeemable at any time, prior to the time that a person becomes an acquiring person, by the Company before their expiration on February 17, 2009 at a redemption price of $0.01 per right.

Recent Securities Transactions

On February 8, 2006, we purchased 3,333 shares of our common stock at a purchase price of $2.70 per share from a former employee.

In addition, during the past 60 days, we have issued an aggregate of 4,093 shares of restricted stock and 11,807 shares of common stock upon the exercise of stock options and 11,898 shares of common stock upon the conversion of Series A preferred stock.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer and the liquidity in our stock may be diminished.

Our shares are not “margin securities” under the rules of the Federal Reserve Board and will continue to not be “margin securities” following the purchase of shares under the Offer for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	United States Federal Income Tax Consequences

The following describes material United States federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or foreign tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (x) a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Holders of shares that are non-U.S. Holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding shares should consult their own tax advisors.

United States Federal Income Tax Treatment of U.S. Holders

Non-Participation in the Tender Offer.    U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer.    An exchange of shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account (i) ownership of both our common stock and Series A preferred stock and (ii) stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of Section 1059 of the Code in their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

U.S. Holders should see Section 3 with respect to the application of United States federal backup withholding.

United States Federal Income Tax Treatment of Non-U.S. Holders

Gain realized by a non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 tests described above under “United States Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the United States permanent establishment maintained by such non-U.S. Holder), (ii) in the case of gain realized by a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a United States real property interest as defined under Section 897 of the Code and the non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares. Our shares will constitute a United States real property interest with respect to a non-U.S. Holder if we are or have been a “United States real property holding corporation” for United States federal income tax purposes as defined under Section 897 of the Code at any time during the shorter of (i) the period during which the non-U.S. Holder held shares or (ii) the five-year period ending on the date the non-U.S. Holder sells shares pursuant to the Offer. We do not believe that we are currently, or have been during the last five years, a United States real property holding corporation.

If the non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the non-U.S. Holder with respect to the non-U.S. Holder’s shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital or as capital from the sale of shares will be determined in the manner described above under “United States Federal Income Tax Treatment of U.S. Holders.” To the extent amounts received by a non-U.S. Holder are treated as dividends, such dividends generally will be subject to United States federal withholding at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty and we have received proper certification. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

As described in Section 3, a non-U.S. Holder may be eligible to obtain a refund or credit of any excess amounts of United States federal withholding tax if the non-U.S. Holder meets any of the three Section 302 tests described above under “United States Federal Income Tax Treatment of U.S. Holders” with respect to the sale of shares pursuant to the Offer, or is entitled to a reduced rate of withholding pursuant to an applicable income tax treaty (and we withheld at a higher rate), in either case, provided that an appropriate claim is filed with the IRS. Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, if provided in an applicable income tax treaty, dividends that are attributable to a United States permanent establishment) are not subject to United States federal withholding tax but instead are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. In that case, we will not have to withhold United States federal withholding tax if the non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, if dividends or gain in respect of the shares are effectively connected with the conduct of a trade or business in the United States.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures, and the application and effect of state, local, foreign and other tax laws.

Non-U.S. Holders should see Section 3 with respect to the application of United States federal backup withholding.

15.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any event set forth in Section 7 has occurred or is deemed by us to have occurred to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares beyond the range, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding common shares (or 330,676 shares) and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Depositary and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us the Depositary or the Information Agent.

THE ALPINE GROUP, INC.

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Facsimile: (Eligible Institutions Only)	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	(718) 234-5001	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

For inquiries on replacing lost, stolen, destroyed or mutilated share certificates and confirmation of shares held, call toll free (800) 937-5449 or (718) 921-8200 and ask for the Shareholder Services Unit.